Exhibit 99.1
SUPERCONDUCTOR TECHNOLOGIES INC. ANNOUNCES FOURTH QUARTER AND YEAR-END 2005 RESULTS
- Fourth Quarter Revenue Grew 87% Compared to 2004 –
- Company Announces Departure of Chief Financial Officer -
- Company Announces 1 for 10 Reverse Stock Split -

SANTA BARBARA, Calif., March 2, 2006 — Superconductor Technologies Inc. (NASDAQ: SCON) (“STI”), a leading provider of high performance infrastructure products for wireless voice and data applications, today announced results for the quarter and twelve months ended December 31, 2005.
Total net revenues for the fourth quarter were $7.4 million, an increase of 87 percent, compared to $3.9 million for the year ago fourth quarter. Net commercial product revenues for the fourth quarter of 2005 increased 123 percent to $6.7 million, compared to $3.0 million in the fourth quarter of 2004. Government and other contract revenue totaled $699,000 during the 2005 fourth quarter, compared to $950,000 during the fourth quarter of 2004.
Net loss for the fourth quarter was $3.0 million, a significant improvement as compared to a net loss of $11.3 million in the fourth quarter of 2004. Net loss per diluted share was $0.02, compared to a net loss of $0.11 per diluted share in the same quarter of 2004. The net loss for the fourth quarter of 2005 included an impairment charge of $969,000 relating to the note receivable from a director and stockholder of the company.
For the full year of 2005, total net revenues were $24.2 million, compared to $23.0 million for 2004. Net commercial product revenues for 2005 were $21.1 million, compared to $16.8 million for the prior year. The company recorded $3.1 million in government and other contract revenues for 2005, compared to $6.2 million for 2004. The net loss for 2005 was $14.2 million and included restructuring and impairment charges of $1.3 million as compared to a net loss of $31.2 million for the prior year. The prior year loss included restructuring and impairment charges of $5.2 million, increased inventory obsolescence reserves of $4.8 million, a non-cash interest charge of $802,000 for warrants issued in connection with a bridge loan, and ISCO related litigation expenses of $545,000. The net loss for 2005 was $0.12 per diluted share, compared to $0.37 per diluted share for 2004.
“Reviewing 2005, we are excited about the groundwork we have laid during the second half of the year,” stated Jeff Quiram, STI’s president and chief executive officer. “STI delivered significant fourth quarter revenue growth and we diversified our customer base to include a third major North American wireless carrier as a 10 percent customer. We also expanded our product portfolio, incorporating custom solutions developed in response to our customers’ pressing network quality challenges. All these efforts were achieved with a streamlined infrastructure while effectively managing our operating expenses. In 2006, we plan to aggressively grow our customer base and continue to broaden our product line.”
As of December 31, 2005, STI had $17.2 million in working capital, including $13.0 million in cash and cash equivalents. As of December 31, 2005, STI had commercial product backlog of $250,000, compared to $950,000 at the end of the third quarter of 2005 and $730,000 at the end of the year-ago fourth quarter.

STI’s independent auditor, PricewaterhouseCoopers LLP, (PWC), will express its opinion with respect to the company’s Fiscal Year 2005 financial statements in the company’s upcoming 10-K for 2005. STI anticipates that, as in the last three years, PWC’s opinion will include an explanatory paragraph expressing concern about the company’s ability to continue as a going concern due to past losses and negative cash flows.
STI Announces CFO’s Departure to Pursue New Opportunity
STI announced Martin S. McDermut, chief financial officer, will be leaving STI on March 13, 2006 to pursue another opportunity. STI expects to complete and timely file its 2005 Annual Report on Form 10-K before Mr. McDermut’s departure. McDermut is leaving to join a private company based in Santa Barbara as its chief financial officer. The search for Mr. McDermut’s successor is currently underway.
“I would like to thank Marty for his dedication and valuable contributions to STI,” stated Quiram. “His experience and leadership were invaluable as we created streamlined financial reporting processes and implemented effective cost savings programs, resulting in a more efficient corporate infrastructure. He has been a great asset to STI, and we wish him the best in his new position.”
Reverse Stock Split
STI also announced today that its Board of Directors has authorized a one-for-ten (1:10) reverse split of its common stock. STI plans to make the reverse stock split effective as of the open of business on March 13, 2006. The reverse stock split was approved by STI’s stockholders last May at the 2005 Annual Meeting.
In the reverse split, each ten shares of issued and outstanding common stock will be converted automatically into one share of common stock. No fractional shares will be issued in connection with the reverse stock split, and holders of fractional shares will receive cash in lieu of their fractional shares. STI will have approximately 12.5 million shares outstanding after the reverse split. The reverse split will also have a proportionate affect on all stock options and warrants outstanding immediately prior to the effective date of the reverse split.
STI anticipates that its common stock will begin trading on a split-adjusted basis when trading opens on March 13, 2006, with the interim ticker symbol “SCOND.” After 20 days, STI expects that the “D” designation will be removed, and its ticker symbol will revert back to “SCON.” STI’s transfer agent, Registrar and Transfer Company, will mail instructions to all stockholders of record as of March 10, 2006 explaining the process for obtaining new post-split stock certificates.
STI is implementing the reverse stock split in order to meet the Nasdaq Capital Market’s maintenance standard that requires STI to maintain at least a $1.00 per share minimum bid price. STI anticipates that following the reverse stock split, its common stock will trade at a price that is higher than the $1.00 per share minimum bid price. However, there can be no assurance that, after the consummation of the reverse stock split, the common stock will trade at ten (10) times the market price prior to the reverse stock split or above the $1.00 per share minimum bid price.
The share and per share information included in this press release do not reflect this reverse stock split.
Financial Guidance
STI does not provide quarterly or annual financial guidance due to the continuing unpredictability of the capital spending patterns of its customers who generally purchase products through non-binding commitments with minimal lead-times.
Investor Conference Call
STI will host an investor conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time, March 2, 2006. The call will be accessible live by dialing 800-240-4186. A telephone replay will be available for two days, until midnight ET on March 7, by dialing 800-405-2236 or 303-590-3000, and entering pass code 11054368#. The call will also be simultaneously webcast and available on STI’s web site at http://www.suptech.com.
About Superconductor Technologies Inc. (STI)
Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is a leading provider of high performance infrastructure products for wireless voice and data applications. STI’s SuperLinkTM solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLinkTM solution enhances the performance of wireless base stations by improving the receiver sensitivity and geographic coverage.
SuperLink and AmpLink are trademarks of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.
Safe Harbor Statement
The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI’s views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ “goals” or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. For example, the financial results reported in this press release are based on certain assumptions and estimates made by management and are subject to adjustment prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 with the SEC. Other factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; STI’s ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties. Forward-looking statements can be affected by many other factors, including, those described in the Business and the MD&A sections of its 2004 Annual Report on Form 10-K and the Risk Factors section of its Prospectus Supplement dated August 10, 2005. These documents are available online at STI’s website, www.suptech.com, or through the SEC’s website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.
Contact
For further information please contact: Martin S. McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4539, mmcdermut@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.
- Tables to Follow -

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	Unaudited		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2005	2004	2005
			Audited	Unaudited
Net revenues:
Net commercial product revenues	$2,999,000	$6,679,000	$16,787,000	$21,080,000
Government and other contract revenues	950,000	699,000	6,189,000	3,107,000
Sub license royalties	—	7,000	28,000	22,000

Total net revenues	3,949,000	7,385,000	23,004,000	24,209,000

Costs and expenses:
Cost of commercial product revenues (1) (2)	7,978,000	5,482,000	23,421,000	18,989,000
Contract research and development	928,000	499,000	4,465,000	2,806,000
Other research and development	1,228,000	1,176,000	5,036,000	4,214,000
Selling, general and administrative	3,647,000	2,382,000	16,051,000	11,442,000
Restructuring expenses and impairment charges	1,446,000	969,000	4,128,000	1,197,000

Total costs and expenses	15,227,000	10,508,000	53,101,000	38,648,000

Loss from operations	(11,278,000)	(3,123,000)	(30,097,000)	(14,439,000)

Interest income	42,000	134,000	125,000	342,000
Interest expense	(32,000)	(18,000)	(1,245,000)	(116,000)

Net loss	$(11,268,000)	$(3,007,000)	$(31,217,000)	$(14,213,000)

Basic and diluted loss per common share	$(0.11)	$(0.02)	$(0.37)	$(0.12)

Basic and diluted weighted average number of common shares outstanding	98,177,693	124,834,314	84,241,447	114,185,036

(1)	The three-month period and year ended December 31, 2004 includes restructuring expenses and impairment charges of $439,000 and $1,055,000, respectively.

(2)	The three-month period and year ended December 31, 2005 includes restructuring expenses and impairment charges of none and $109,000, respectively.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2004	2005
	Audited	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$12,802,000	$13,018,000
Accounts receivable, net	1,434,000	2,166,000
Inventory, net	9,327,000	5,364,000
Insurance settlement receivable	4,000,000	—
Prepaid expenses and other current assets	906,000	723,000

Total Current Assets	28,469,000	21,271,000

Property and equipment, net of accumulated depreciation of $15,189,000 and $17,295,000, respectively	10,303,000	7,803,000
Patents, licenses and purchased technology, net of accumulated amortization of $768,000 and $1,065,000, respectively	2,833,000	2,514,000
Goodwill	20,107,000	20,107,000
Other assets	646,000	350,000

Total Assets	$62,358,000	$52,045,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$938,000	$—
Accounts payable	2,691,000	2,036,000
Accrued expenses	4,601,000	1,998,000
Legal settlement liability	4,050,000	—
Current portion of capitalized lease obligations and long term debt	43,000	19,000

Total Current Liabilities	12,323,000	4,053,000

Capitalized lease obligations and long term-debt	33,000	14,000
Other long term liabilities	753,000	721,000

Total Liabilities	13,109,000	4,788,000

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 250,000,000 shares authorized, 107,711,026 and 124,834,314 shares issued and outstanding, respectively	108,000	125,000
Capital in excess of par value	196,983,000	208,432,000
Notes receivable from stockholder	(820,000)	(65,000)
Accumulated deficit	(147,022,000)	(161,235,000)

Total Stockholders’ Equity	49,249,000	47,257,000

Total Liabilities and Stockholders’ Equity	$62,358,000	$52,045,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the year Ended December 31,
	2004	2005
	Audited	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(31,217,000)	$(14,213,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	3,463,000	3,225,000
Non-cash restructuring and impairment charges	3,659,000	—
Warrants and options charges	973,000	25,000
Provision for excess and obsolete inventories	4,836,000	984,000
Forgiveness of note receivable from former CEO	—	150,000
Reserve for impairment of note receivable from stockholder	—	924,000
Gain on disposal of property and equipment	—	(138,000)
Changes in assets and liabilities Accounts receivable	7,375,000	(732,000)
Inventory	(5,361,000)	2,979,000
Prepaid expenses and other current assets	(146,000)	112,000
Patents and licenses	(546,000)	(154,000)
Other assets	(46,000)	(23,000)
Accounts payable and accrued expenses	(4,570,000)	(2,543,000)

Net cash used in operating activities	(21,580,000)	(9,404,000)

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from the sale of property and equipment	—	216,000
Purchase of property and equipment	(1,812,000)	(261,000)
Payment of up front license fee	—	—

Net cash used in investing activities	(1,812,000)	(45,000)

CASH FLOW FROM FINANCING ACTIVITIES:

Proceeds from borrowings	5,567,000	662,000
Payments on short term borrowings	(7,937,000)	(1,600,000)
Payments on long-term obligations	(645,000)	(43,000)
Gross proceeds from sale of common stock and exercise of warrants and options	29,829,000	12,500,000
Payment of common stock issuance costs	(1,764,000)	(1,854,000)

Net cash provided by financing activities	25,050,000	9,665,000

Net increase (decrease) in cash and cash equivalents	1,658,000	216,000
Cash and cash equivalents at beginning of year	11,144,000	12,802,000

Cash and cash equivalents at end of year	$12,802,000	$13,018,000

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